Exhibit 10.4
PURCHASE AND SALE AGREEMENT
     This Purchase and Sale Agreement (“Agreement”) dated May 14, 2007 is by and between Chateau Energy, Inc., a Texas corporation (“Seller”) and GreenHunter Energy, Inc., a Delaware corporation (“Buyer”).
     WHEREAS, Seller owns that certain property known as the Mesquite Lake Power Plant, as more particularly described below and desires to sell the property and transfer the contractual rights related thereto; and
     WHEREAS, Buyer desires to purchase this property from Seller and acquire these contractual rights;
     NOW, THEREFORE, the parties agree as hereinafter set forth:
     I. Property to be Sold and Purchased. Seller agrees to sell, and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described property, rights, and interests (the “Property”):
          (a) All rights, titles, and interests of Seller in and to the real property (approximately 40 acres), tangible personal property, equipment, contracts assumed by Buyer, books and records and improvements located at or commonly known as Mesquite Lake Power Plant (the “Plant”) located at 3559 Highway 111, Imperial, California 92251, as more particularly described on Exhibit A attached hereto;
          (b) All rights, titles, and interests of Seller in and to all permits and licenses (including without limitation any non-exclusive licenses in Seller’s rights to all available patents, trade secrets or intellectual property regarding the operation of the Property, all environmental and other governmental permits, licenses, and authorizations) which relate to the Property described in subsection (a) above;
          (c) All rights, titles, and interests of Seller in and to all materials, supplies, machinery, equipment, improvements, and other personal property and fixtures used in connection with the development, operation, or maintenance of the Property described in subsection (a) above; and
          (d) All rights, titles, and interests of Seller in and to all rights of way, easements, and other, rights of surface use and other rights and interests used in connection with the development, operation, or maintenance of the Property described in subsection (a) above.
     II. Purchase Price. Buyer shall pay Seller One Million Three Hundred and Seventy-Five Thousand Dollars ($1,375,000) in cash for the Property (the” Purchase Price”).

     III. Representations and Warranties of Seller.
          (a) Status and Authority. Seller represents to Buyer that Seller is a corporation duly organized, legally existing, and in good standing under the laws of the State of Texas and is qualified to do business and in good standing in the State of California.
          (b) Due Authorization. Seller represents to Buyer that Seller has full power to enter into and perform its obligations under this Agreement, does not require the consent or approval of any other person, regulatory authority or governmental body: and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.
          (c) Approvals. Seller represents to Buyer that neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Seller is a party or by which the Property is bound, or violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Seller or to the Property.
          (d) Valid, Binding, and Enforceable. Seller represents to Buyer that this Agreement constitutes (and the Deed provided for herein to be delivered at Closing, defined below, will, when executed and delivered, constitute) the legal, valid, and binding obligation of Seller, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.
          (e) No Litigation. Seller represents to Buyer that there are no pending suits, actions, claims, investigations, inquiries, proceedings, or demands in which Seller is a party (or to the best of Seller’s knowledge, which have been threatened to be instituted against Seller) which affect the Property (including, without limitation, any actions challenging or pertaining to Seller’s title to the Property), or the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
          (f) Warranty of Title. Seller warrants and agrees to defend title to the Property from and against the claims and demands of all persons claiming, or to claim the same, by, through, or under Seller, but not otherwise. In connection therewith, but not in limitation thereof, Seller represents and warrants that it has not conveyed or otherwise disposed of, or encumbered, any interest in the Property.
          (g) Compliance with Laws. Seller has not received any citation or other notice from any governmental agency that the Property has been, or is in violation of any applicable laws rules, regulations, or orders of all governmental agencies having jurisdiction, including, without limitation, applicable environmental laws. Sellers knows of no condition which would result in any such citation or notice except that upgrades my be required to satisfy current building, environmental protection, ADA and other code changes since construction originally occurred on the Property.
          (h) Environmental Matters.
          “Environmental Law” means any law, common law, ordinance, regulation or policy of any U.S. federal, state, local or any governmental, regulatory or administrative authority, agency, or commission or any court, tribunal, or judicial or arbitral body or entity in effect in the jurisdiction where the Seller operates (“Governmental Authority”), as well as any order, decree, permit, judgment or injunction issued, promulgated, approved, or entered thereunder, relating to the environment, health and safety, Hazardous Material (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under or about any real property owned, leased or operated at any time by the Seller, including, without limitation, soil, groundwater and indoor and ambient air conditions or the reporting or remediation of environmental contamination. Environmental Laws include, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act (“OSHA”), as amended, the Hazardous Materials Transportation Act, as amended, and any other federal, state and local Law in effect in the jurisdiction where the Seller operates whose purpose is to conserve or protect human health, the environment, wildlife or natural resources.
          “Hazardous Material” means (a) any “hazardous substance,” as defined by CERCLA (as defined below); (b) any “hazardous waste” or “solid waste,” in either case as defined by the Resource Conservation and Recovery Act, as amended; (c) any solid, hazardous, dangerous, radioactive or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any asbestos containing materials in any form or condition; (e) any polychlorinated biphenyls in any form or condition; (f) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof; or (g) any air pollutant which is so designated by the U.S. EPA as authorized by the Clean Air Act.
          “Person” means any natural person, corporation, partnership, limited liability Seller, trust, unincorporated organization, Governmental Authority, or other entity.
          1. Except as set forth on Schedule III(h), to the knowledge of the Seller, the Seller has conducted its businesses and operated the Plant, and is conducting its businesses and operating the Plant, and the condition of the Plant (including off site storage or disposal of any Hazardous Materials from the Plant) are, in material compliance with all Environmental Laws.

          2. Except as set forth on Schedule III(h), the Seller has not been notified by any Governmental Authority or other Person that the Plant or any of the operations of the Plant are the subject of any investigation or inquiry by any Governmental Authority or other Person regarding the violation of or liability under any Environmental Law or evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material.
          3. Except as set forth on Schedule III(h), the Seller has not filed, and to the knowledge of the Seller no other Person has filed, nor has the Seller received any notice under any federal, state or local law indicating that (i) the Seller is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon the Property.
          4. Except as set forth on Schedule III(h), to the knowledge of the Seller, the Seller does not have any material contingent liability in connection with (i) the release or threatened release into the environment at, beneath or on the Property, or (ii) the storage or disposal of any Hazardous Material.
          5. Except as set forth on Schedule III(h), the Seller has not received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of the Plant (including off site storage or disposal of any Hazardous Material from the Plant.
          6. To the knowledge of the Seller, the Plant is not listed on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder (“CERCLA”) or on the Comprehensive Environmental Response, Compensation and Liability Information System List (“CERCLIS”) or on any other federal or state list as sites requiring investigation or cleanup.
          7. Except as set forth on Schedule III(h), to the knowledge of the Seller, there are no physical or environmental conditions existing on the Plant resulting from the Seller’s or operations or activities, past or present, at the Plant that give rise to any on site or off site remedial obligations under any applicable Environmental Laws.
          8. Neither this Agreement nor the consummation of the transaction contemplated hereby will result in any obligations for site investigation or cleanup, or for notification to, or consent of, Governmental Authorities or third parties, pursuant to any “transaction triggered” or “responsible party transfer” Environmental Law.
          (i) Set forth on Schedule III(i) is a list, as of May 14, 2007, of all of the furniture, equipment, machinery, computer hardware, and other tangible personal property owned, leased, or used by the Seller used in connection with operating the Plant

(“Personal Property”). Except as set forth on Schedule III(i), with respect to such items or tangible personal property held by the Seller under lease, no consent by the lessor of such leases is required to consummate the transactions contemplated hereby.
          (j) Set forth on Schedule III(j) is a list of all Permits (as defined below) owned or held by the Seller in connection with the operation of the Plant. Except as set forth on Schedule III(j), such Permits constitute all Permits necessary to conduct the business currently conducted at the Plant as of the date hereof. Except as set forth on Schedule III(j), such Permits are in good standing, the Seller has not received any notice that any such Permit is not in good standing, and the Seller has been in compliance with all of the requirements and limitations included in or applicable to such Permits as of the date hereof. The Seller has timely filed applications for the renewal of such Permits as may be necessary. There are no facts, circumstances or conditions that could reasonably be expected to lead to the suspension, cancellation, or revocation of any existing Permit or the denial of applications for the renewal of any such Permits on terms less favorable than what are currently in effect. There are no pending challenges to any Permits. “Permits” means all permits, consents, authorizations, approvals, registrations, licenses, certificates or variances granted by or obtained from any U.S. federal, state or local governmental, administrative or regulatory authority, including but not limited to those relating to environmental matters.
          (k) The Seller makes no representations or warranties as to the condition of the Plant and Personal Property (the “Assets”), as such Assets are being conveyed “as is, where is and with all faults”. There are no express or implied warranties regarding the Assets. Notwithstanding the foregoing, Buyer shall have the right of inspection and determination as to whether the Assets have material defects as a condition to Closing as provided in Section V other than material defects which can reasonably be cured by the Seller within 30 days after written notice thereof is provided to Seller by Buyer. Further, Seller represents that Seller has received no written notice (i) that the Assets and their uses fail to conform to all Applicable Laws and all restrictive covenants applicable thereto, (ii) that a pending or threatened governmental or private proceeding would impair, curtail or adversely impact full unencumbered, insurable and free access or utility service to and from the Property and public highways, streets or roads or (iii) that any part of the Property is subject to a condemnation proceeding.
          (l) To the knowledge of the Sellers, the Seller has complied with all Applicable Law in the operation of the Plant. “Applicable Law” shall mean any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Authority to which a specified person or property is subject.
          IV. Representations of Buyer. Buyer represents to Seller that:
          (a) Status and Authority. Buyer is a Delaware corporation, duly organized, legally existing, and in good standing under the laws of its state of organization.
          (b) Due Authorization. Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

          (c) Approvals, Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party or violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Buyer.
          (d) Valid, Binding, and Enforceable. This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.
          (e) No Litigation. There are no pending suits, actions, or other proceedings in which Buyer is a party (or, to any Buyer’s knowledge, which have been threatened to be instituted against Buyer), which affects the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby.
     V. Due Diligence.
          (a) Due Diligence. Seller grants Buyer the right to perform Due Diligence at reasonable times and during ordinary business hours and Seller will supply any and all information that is available to Buyer.
          (b) Buyer’s Sole Right of Acceptance of Plant. Buyer shall have the sole right to determine the following:
               (i) The Plant is suitable for its biomass fuel supply, which will consist of, but not limited to urban and agricultural wood waste, general green waste, curbside collected green waste, feedlot cow manure and paper sludge.
               (ii) The mechanical condition of the Plant is acceptable.
               (iii) All permits, contracts, title to the Plant and other entitlements are acceptable.
               (iv) The Plant is free of contamination and that all non-fuel material including but not limited to ash is removed from the property. This provision does not apply to Plant consumables.
               (v) The Plant is free of debt and/or liabilities.
          (c) Seller’s Cooperation with Buyer. Buyer shall receive reasonable cooperation from Seller in its conductance of Due Diligence including but not limited to:

               (i) Seller shall exercise its best efforts in promptly supplying information requested by Buyer that is related to the Plant to the extent such information is available in Seller’s files or otherwise in its possession or is reasonably obtainable.
               (ii) Seller shall cooperate and assist Buyer in the current submission of amending the permit or other regulatory approvals related to Buyer’s contemplated use of the Plant. Seller has filed a permit amendment to the existing Conditional Use Permit #85-0017 to include the fuel supply set forth in subsection (b)(i) above. All permit applications and/or modifications after the closing date will be at Buyer’s sole cost and expense. Seller shall have the right to attend any of Buyer’s meetings with any public agency regarding any modification(s) to Seller’s permits prior to closing and as required by Buyer thereafter. Buyer will provide Seller reasonable notice in advance of such meetings.
     VI. Conditions Precedent to the Obligations of Buyer. The obligations of Buyer under this Agreement are subject to each of the following conditions being met. Notwithstanding anything to the contrary contained herein, Buyer shall have the right to waive all or any part of each condition, which is solely for Buyer’s benefit.
          (a) Representations True and Correct. Each and every representation of Seller under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all material respects except as to changes specifically contemplated by this Agreement or consented to by Buyer.
          (b) Compliance with Covenants and Agreements. Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant and agreement required by this Agreement to be performed or complied with by Seller prior to or at the Closing.
          (c) Litigation. No suit action, or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages of other material relief in connection with the consummation of the transactions contemplated by this Agreement, other than litigation instituted by Buyer or any affiliate of a Buyer.
          (d) Material Adverse Change. No material portion of the Property shall have been destroyed (or damaged to the extent that its use or value is materially or adversely affected) by fire or other casualty, nor shall the condition of any material portion of the Property have been otherwise adversely affected.
          (e) Deed and Bill of Sale. Seller’s execution and delivery to Buyer of a Grant Deed and Bill of Sale on terms reasonably acceptable to Buyer.

          (f) Title Policy. Buyer shall have received, at Buyer’s sole cost and expense and in form and substance acceptable to Buyer, (i) an owner’s policy of title insurance from a title company that is reasonably acceptable to Buyer covering the Property, insuring that Buyer has a good and indefeasible title to the Property, subject only to the Permitted Encumbrances and (ii) a survey of the Property acceptable to Buyer showing no encroachments, protrusions, easements or other matters not acceptable to Buyer, in Buyer’s reasonable discretion. “Permitted Encumbrances” shall mean taxes on the Real Estate for 2007 and subsequent years, easements for utilities serving the Real Estate and other encumbrances acceptable to Buyer. There shall not exist, as of the Closing Date, any material changes in the title and survey matters disclosed in the title commitment and survey obtained by Buyer in connection with its due diligence inspections of the Property.
          (g) Environmental Reports. Buyer shall have received Phase I and Phase II environmental and engineering reports satisfactory to Buyer in Buyer’s sole discretion.
          (h) Material Adverse Facts. After the date of this Agreement, Buyer or its representatives shall not have become aware of any material adverse facts relating to the the Plant condition (financial or otherwise), other than material defects which can reasonably be cured by the Seller within 30 days after written notice thereof is provided to the Seller by Buyer.
          (i) Buyer Accepts the Plant. Buyer accepts the condition of the Plant pursuant to Section V.
If any such condition on the obligations of Buyer under this Agreement is not met as of the Closing Date, and Buyer is not in breach of its obligations hereunder in the absence of Seller being in material breach of its obligations hereunder, this Agreement may, at the option of Buyer, be terminated. In the event such a termination occurs, the parties shall have no further obligations to one another hereunder.
     VI. Conditions Precedent to the Obligations of Seller. The obligations of Seller under this Agreement are subject to each of the following conditions being met. Notwithstanding anything to the contrary contained herein, Seller shall have the right to waive all or any part of each condition, which is solely for Seller’s benefit.
          (a) Representations True and Correct. Each and every representation of Buyer under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all material respects except as to changes specifically contemplated by this Agreement or consented to by Seller.
          (b) Compliance with Covenants and Agreements. Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

          (c) Litigation. No suit, action, or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement, other than litigation instituted by Seller or any affiliate of Seller.
If any such condition on the obligations of Seller under this Agreement is not met as of the Closing Date, and Seller is not in breach of its obligations hereunder in the absence of Buyer being in material breach of its obligations hereunder, this Agreement may, at the option of Seller, be terminated. In the event such a termination occurs. The parties shall have no further obligations to one another hereunder.
     VIII. Closing.
          (a) Actions at Closing. The closing (“Closing”) of the transaction contemplated hereby shall take place on April 5, 2007, at or before 4:00 p.m., CDT, (“Closing Date”) with the further completion of all required actions of the following:
               (i) Delivery of Grant Deed and Bill of Sale. Seller shall execute, acknowledge, and deliver to Buyer a grant deed to the Property (the “Deed”) and Bill of Sale (the form of which is attached hereto as Exhibit A and B, respectively), effective upon recording the Deed with the Imperial County, California Recorder (“Effective Date”).
               (ii) Turn Over Possession. Seller shall turn over possession of the Property to Buyer.
          (b) Transfer of Files. Seller will deliver to Buyer, within five days after Closing, all of Seller’s files, records, and data pertaining to the ownership and/or operation of the Property (including, without limitation, title records, surveys and maps. contracts and contract files, marketing records, correspondence files, data and information, ad valorem tax records, accounting records, environmental records, regulatory and regulatory compliance records, any and all tests or studies conducted on the Property, any and all studies or reports directly related to the Property; blueprints, seismic and engineering documents related to all improvements on the Property, all documents containing any information regarding hazardous or toxic substances, all permits permit applications and other governmental or environmental information related to operation of all equipment). Seller may, at its election, and at its expense, make and retain copies of any or all such files.
          (c) Payment of Purchase Price to Seller. Buyer shall have delivered the Purchase Price to Seller.

     IX. Buyer’s Assumption and Indemnification. Buyer shall, on the date of Closing, agree (and, upon the delivery to Buyer of the Deed and Bill of Sale, shall be deemed to have agreed), (a) to assume, and to timely pay and perform, all duties, obligations, and liabilities relating to the operation of the Property on and after the Closing Date, and (b) to indemnify and hold Seller, and Seller’s affiliates, and the respective directors. officers, employees, attorneys, and agents of Seller, and such affiliates, harmless from and against any and all claim, actions, causes of action, liabilities, damages, losses, costs, or expenses (including, without limitation, court costs and reasonable attorneys’ fees), of any kind or character, arising out of or otherwise relating to (i) the Property on and after the Closing Date, or (ii) the breach of any representations of Buyer contained herein.
     X. Seller’s Assumption and Indemnification. Seller shall, on the date of Closing agree (and, upon the delivery to Buyer of the Deed and Bill of Sale, shall be deemed to have agreed), (a) to continue to be responsible for, and to timely pay and perform, all duties, obligations, and liabilities relating to the Property before the Closing Date, and (b) to indemnify and hold Buyer, and Buyer’s affiliates, and the respective directors, officers, employees, attorneys, and agents of Buyer, and such affiliates, harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs, or expenses (including, without limitation, court costs and reasonable attorneys’ fees), of any kind or character, arising out of or otherwise relating to (i) the Property before the Closing Date, or (ii) the breach of any representations of Seller contained herein.
     XI. Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by facsimile equipment (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses (or in the case of facsimile, facsimile number):
If to the Seller:
Chateau Energy, Inc.
Attention: Dana M. Dutcher
10440 N. Central Expressway, Suite 1475
Dallas, Texas 75231
Telephone: 214-891-3360
Facsimile: 214-891-3366
If to the Buyer:
GreenHunter Energy, Inc.
Attn: Michael K. Studer
3129 Bass Pro Drive
Grapevine, Texas 76051
Telephone: 469-293-4397
Facsimile: 972-550-7464

and shall be considered delivered on the date of receipt. Either the Buyer or Seller (or the party shown “with copy to”) may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other parties, in the manner provided in this section, at least ten days prior to the effective date of such change of address.
     XII. Survival of Provisions. Certain Limitation on Liabilities. All representations and warranties made herein by Buyer and Seller shall be continuing and shall be true and correct on and as of the date of Closing with the same force and effect as if made at that time (and shall inure to the benefit of the respective successors and assigns of Buyer and Seller), and all of such representations and warranties shall survive the Closing and the delivery of the Deed and Bill of Sale. Notwithstanding anything herein which may appear to the contrary, neither party shall have any obligations with respect to this Agreement or the transaction contemplated hereby for any special, consequential, or punitive damages.
     XIII. Miscellaneous Matters.
          (a) Further Assurances. After the Closing, Seller and Buyer each agree that it shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, transfers, and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey, and assign the Property to Buyer and to otherwise carry out the transaction contemplated hereby.
          (b) Parties Bare Own Expenses. No Sales Taxes. Each party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transaction contemplated by this Agreement except as expressly provided in this Agreement. No sales, transfer, or similar tax will be collected at Closing from Buyer in connection with this transaction. If, however, this transaction is later deemed to be subject to sales, transfer, or similar tax, for any reason, Seller agrees to be solely responsible therefor.
          (c) Entire Agreement. Amendments and Waivers. Time of Essence. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter. This Agreement may be amended, modified, supplemented, restated, or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement, or discharge (or waiver) is sought. Time is of the essence in this Agreement.
          (d) Choice of Law. Without regard to principles of conflicts of law, this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas applicable to contracts made and to be performed entirely within such state and the laws of the United States of America.

          (e) Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, devisees, personal representatives, successors, and assigns.
          (f) Counterpart Execution. This Agreement may be executed in counterparts, all of which are identical, and all of which constitute one and the same original instrument. It shall not be necessary for Buyer and Seller to sign the same counterpart. This Agreement may be executed via fax and the faxed copies shall be binding as if originals.
     IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

SELLER:	BUYER:

CHATEAU ENERGY, INC.	GREENHUNTER ENERGY, INC.

By:	By:

Name:	Name:

Its:	Its: